UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2007

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 30, 2007, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of the Board of Directors of StockerYale, Inc. (“StockerYale”) approved the StockerYale, Inc. Management Incentive Plan (the “Plan”). The Plan is designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of StockerYale and its subsidiaries. The Plan and all grants and awards made under the Plan shall be pursuant to StockerYale’s 2007 Stock Incentive Plan. The Plan covers certain executive and senior employees of StockerYale, as determined by the GNC Committee.

Upon satisfaction and achievement of EBITDA and cash flow targets, as determined by the Board of Directors or the GNC Committee based on the financial results of the target period, each participant shall receive a grant of fully-vested restricted shares of the common stock, $.001 par value per share (the “Common Stock”), of StockerYale. Mark Blodgett, StockerYale’s Chairman, President and Chief Executive Officer, is eligible to receive up to 1,012,000 shares of StockerYale’s Common Stock under the Plan. Marianne Molleur, StockerYale’s Senior Vice President and Chief Financial Officer, is eligible to receive up to 392,000 shares of StockerYale’s Common Stock under the Plan.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: July 6, 2007

By: /s/ Marianne Molleur

        Marianne Molleur

        Senior Vice President and Chief

        Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	StockerYale, Inc. Management Incentive Plan